TEMA ETF Trust 485BPOS

Exhibit 99.(d)(6)

Schedule A
to the
Sub-Advisory Agreement
by and between
Tema ETFs LLC
and
Tidal Investments LLC

As of: June 30, 2026

Fund Names (Tickers)	Effective Date of Sub-Advisory Agreement
Tema American Reshoring ETF (RSHO)	31-Jan-2026
Tema Oncology ETF (CANC)	31-Jan-2026
Tema Electrification ETF (VOLT)	31-Jan-2026
Tema Heart & Health ETF (HRTS)	31-Jan-2026
Tema International Defense Innovation ETF (GDFN)	31-Jan-2026
Tema International Durable Quality ETF (ITOL)	31-Jan-2026
Tema Durable Quality ETF (TOLL)	31-Jan-2026
Tema Alternative Asset Managers ETF (AAUM)	31-Jan-2026
Tema S&P 500 Historical Weight ETF Strategy (DSPY)	31-Jan-2026
Tema Space Innovators ETF (NASA)	30-Mar-2026
Tema Healthcare AI ETF (HLTH)	To be determined
Tema Memory ETF (DISK)	30-Jun-2026
Tema Photonics & Optical ETF (LAZR)	30-Jun-2026
Tema Commodity Infrastructure ETF ([ ])	To be determined
Tema Commodity Income ETF ([ ])	To be determined
Tema Power Semiconductor ETF ([ ])	To be determined
Tema Semiconductor Supply Chain ETF ([ ])	To be determined
Tema AI Token Economy ETF ([ ])	To be determined
Tema Semiconductor Packaging ETF ([ ])	To be determined
Tema Neocloud ETF ([ ])	To be determined

Fee rate(s):

RSHO, CANC, VOLT, HRTS, GDFN, ITOL, TOLL, AAUM, NASA, HLTH, DISK, and LAZR (collectively, “Non-Core Funds”) shall be subject to an annual aggregate minimum suite fee calculated by multiplying the total number of non-core funds by $30,000 (the “aggregate minimum suite fee”). The non-core funds shall be charged the greater of 3 bps per annum across total non-core funds AUM or the aggregate minimum suite fee. Individual non-core funds exceeding $500mm in AUM shall be charged 2.5bps of AUM above this $500m AUM threshold.

DSPY (collectively, low cost core funds or “LCC Funds”) shall be charged as follows:

Annual Minimum	Annual Rate (on aggregate LCC Fund AUM)
$30,000	1.75 bps up to $500M in AUM and 1.5 bps thereafter